EXPRESS, INC. REPORTS THIRD QUARTER 2021 RESULTS
Company provides improved outlook for fourth quarter and full year 2021 based on strength of third quarter results and momentum of EXPRESSway Forward strategy

•Third quarter net sales increased 47% compared to 2020. Consolidated comparable sales increased 46% compared to 2020 and 3% compared to 2019
•Strong growth in eCommerce demand of 26% versus 2020 and 21% versus 2019; well positioned to achieve goal of $1.0 billion in eCommerce demand by 2024
•Diluted earnings per share of $0.19, $0.17 on an adjusted basis, and net income of $13 million or $12 million on an adjusted basis compared to losses in both 2020 and 2019
•EBITDA of $32 million improved $125 million versus Q3 2020 and $18 million versus Q3 2019
•Operating cash flow of $78 million for the first nine months of the year, improved $330 million versus 2020 and $45 million versus 2019

Columbus, Ohio - December 2, 2021 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the third quarter of 2021. These results, which cover the thirteen weeks ended October 30, 2021, are compared to the thirteen weeks ended October 31, 2020. Certain results are compared to the thirteen weeks ended November 2, 2019, as indicated.

“Our strong third quarter results reflect the second consecutive quarter of profitable growth and positive comparable sales versus 2019, and demonstrate the power of our EXPRESSway Forward strategy,” said Tim Baxter, Chief Executive Officer. “Our results provide tangible evidence that the versatility, quality and value of our product is resonating with consumers. I am confident that we will continue to deliver positive comparable sales and gross margin expansion versus 2019 in the fourth quarter.”

Third Quarter 2021 Operating Results
•Consolidated net sales increased 47% to $472.0 million from $322.1 million in the third quarter of 2020, with consolidated comparable sales up 46%. Compared to 2019, consolidated comparable sales increased by 3%.
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 52% compared to the third quarter of 2020.
◦Comparable outlet store sales increased 33% versus the third quarter of 2020.
Please note, comparable sales calculations are not consistent across all retailers. Our comparable sales exclude sales from stores that were closed for at least one full day, including during the pandemic, consistent with our historical policy.
•Gross margin was 33.2% of net sales compared to 4.3% in last year's third quarter, an increase of approximately 2,890 basis points. Compared to 2019, gross margin increased by 500 basis points.
◦Merchandise margin improved approximately 1,350 basis points compared to 2020 driven by positive customer response to our new receipts and significant reduction in promotional activity.
◦Buying and occupancy expenses leveraged approximately 1,540 basis points compared to 2020 due to increased sales and rent reductions.
•Selling, general, and administrative (SG&A) expenses were $141.1 million, 29.9% of net sales, versus $124.9 million, 38.8% of net sales, in last year's third quarter. The improvement in SG&A rate is driven by leveraging the increased sales and cost reductions from the previously announced corporate restructuring. The $16.2 million increase versus 2020 is mainly driven by last year's pandemic related store closures and current year incremental investments in marketing.
•Operating income was $16.3 million compared to a loss of $110.9 million in the third quarter of 2020 and a loss of $6.7 million in the third quarter of 2019.
•Income tax expense was $0.3 million at an effective tax rate of 2.2% and includes a $1.5 million partial release of the valuation allowance against the Company's deferred tax assets. This compares to a benefit of $21.5 million and an effective tax rate of 19.2% in the third quarter of 2020. Excluding the benefit of the valuation allowance release, the effective tax rate would have been approximately 13% driven by a true-up from the second quarter provision due to an improvement in forecasted pre-tax results.
•Net income was $13.1 million, or $0.19 per diluted share. On an adjusted basis, net income was $11.6 million, or $0.17 per diluted share, excluding the benefit of the previously mentioned valuation allowance reversal. This compares to a net loss of $90.3 million, or a loss of $1.39 per diluted share, in the third quarter of 2020. On an adjusted basis, net loss was $76.2 million, or a loss of $1.17 per diluted share, in the third quarter of 2020.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $31.9 million compared to negative EBITDA of $92.6 million in the third quarter of 2020. EBITDA was $14.2 million in the third quarter of 2019.

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $36.8 million versus $107.3 million at the end of the third quarter of 2020.
•Inventory was $383.6 million at the end of the third quarter, up 9% compared to $350.6 million at the end of the prior year’s third quarter which reflected accelerated investments in core product with limited markdown risk to mitigate supply chain challenges. Compared to 2019, inventory increased 11%.
•Short-term debt was $10.1 million and long-term debt was $108.4 million at the end of the third quarter of 2021 compared to long-term debt of $165.0 million at the end of the prior year’s third quarter.
•At the end of the third quarter of 2021, $155.3 million remained available for borrowing under the revolving credit facility.
•Operating cash flow was $78.3 million for the thirty-nine weeks ended October 30, 2021, compared to $(251.6) million for the thirty-nine weeks ended October 31, 2020, and $32.8 million for the thirty-nine weeks ended November 2, 2019.

•Capital expenditures totaled $18.1 million for the thirty-nine weeks ended October 30, 2021, compared to $13.6 million for the thirty-nine weeks ended October 31, 2020, and $20.5 million for the thirty-nine weeks ended November 2, 2019.
•Free cash flow was $60.2 million for the thirty-nine weeks ended October 30, 2021, compared to $(265.2) million for the thirty-nine weeks ended October 31, 2020, and $12.3 million for the thirty-nine weeks ended November 2, 2019.

2021 Outlook
Based on strong third quarter performance and the power of our product, brand, and customer strategies balanced against the ongoing supply chain constraints, tight labor market and other inflationary pressures, the Company expects the following compared to 2019:

•Comparable sales to increase by low-single digits for the fourth quarter
◦Inventory level and composition well-positioned to deliver the fourth quarter sales outlook
•Gross Margin rate to be approximately 100 basis points higher for the fourth quarter, including approximately $15 million of expenses related to mitigating supply chain challenges
•Selling, General and Administrative expenses up 9% - 11%, driven by investments in marketing and higher labor expenses
•Net interest expense of $3 million for the fourth quarter
•Effective Tax rate essentially zero percent for the fourth quarter and full year
•Positive free cash flow for the full year
•Capital expenditures of approximately $35 million for the full year
•Well positioned to achieve our long-term goals, including $1.0 billion in eCommerce demand and over $100 million in operating profit by 2024

Assumptions in the Company outlook may be affected by the continued uncertainty of the pandemic and its impacts throughout the supply chain.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss third quarter 2021 results is scheduled for December 2, 2021 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available beginning at 12:00 p.m. ET on December 2, 2021 until 11:59 p.m. ET on December 9, 2021 and can be accessed by dialing (800) 585-8367 and entering the replay pin number 1993518. In addition, an investor presentation of third quarter 2021 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on December 2, 2021.

About Express, Inc.
Grounded in versatility and powered by a styling community, Express is a modern, multichannel apparel and accessories brand whose purpose is to Create Confidence & Inspire Self-Expression. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (4) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (5) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (6) customer traffic at malls, shopping centers, and at our stores; (7) competition from other retailers; (8) our dependence on a strong brand image; (9) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (10) the failure or breach of information systems upon which we rely; (11) our ability to protect customer data from fraud and theft; (12) our dependence upon third parties to manufacture all of our merchandise; (13) changes in the cost of raw materials, labor, and freight; (14) supply chain or other business disruption, including as a result of the coronavirus; (15) our dependence upon key executive management; (16) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (17) our substantial lease obligations; (18) our reliance on third parties to provide us with certain key services for our business; (19) impairment charges on long-lived assets; (20) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (21) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (22) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (23) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (24) changes in tariff rates; and (25) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 30, 2021	January 30, 2021	October 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$36,795	$55,874	$107,347
Receivables, net	14,033	14,556	12,657
Income tax receivable	53,350	111,342	112,014
Inventories	383,588	264,360	350,643
Prepaid rent	4,309	7,883	6,683
Other	19,464	20,495	24,397
Total current assets	511,539	474,510	613,741

Right of Use Asset, Net	656,995	797,785	855,116

Property and Equipment	971,230	969,402	990,300
Less: accumulated depreciation	(820,728)	(789,204)	(791,036)
Property and equipment, net	150,502	180,198	199,264

Other Assets	5,092	5,964	3,950
TOTAL ASSETS	$1,324,128	$1,458,457	$1,672,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$204,827	$203,441	$208,375
Accounts payable	252,752	150,230	239,624
Deferred revenue	30,412	32,430	30,005
Short-term debt	10,091	—	—
Accrued expenses	126,151	128,952	158,597
Total current liabilities	624,233	515,053	636,601

Long-Term Lease Liability	579,117	722,949	776,838
Long-Term Debt	108,394	192,032	165,000
Other Long-Term Liabilities	20,553	18,734	32,812
Total Liabilities	1,332,297	1,448,768	1,611,251

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(8,169)	9,689	60,820
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,324,128	$1,458,457	$1,672,071

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net Sales	$471,981	$322,061	$1,275,367	$778,039
Cost of Goods Sold, Buying and Occupancy Costs	315,173	308,115	890,448	854,357
GROSS PROFIT/(LOSS)	156,808	13,946	384,919	(76,318)
Operating Expenses:
Selling, general, and administrative expenses	141,055	124,863	395,010	316,833
Other operating income, net	(501)	(1)	(565)	(662)
TOTAL OPERATING EXPENSES	140,554	124,862	394,445	316,171

OPERATING INCOME/(LOSS)	16,254	(110,916)	(9,526)	(392,489)
Interest Expense, Net	2,879	936	12,246	2,015
Other Expense, Net	—	—	—	2,733
INCOME/(LOSS) BEFORE INCOME TAXES	13,375	(111,852)	(21,772)	(397,237)
Income Tax Expense/(Benefit)	289	(21,503)	227	(45,068)
NET INCOME/(LOSS)	$13,086	$(90,349)	$(21,999)	$(352,169)

EARNINGS PER SHARE:
Basic	$0.20	$(1.39)	$(0.33)	$(5.46)
Diluted	$0.19	$(1.39)	$(0.33)	$(5.46)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	67,006	64,868	66,244	64,515
Diluted	69,856	64,868	66,244	64,515

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,999)	$(352,169)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	51,964	55,699
Loss on disposal of property and equipment	74	1
Impairment of property, equipment and lease assets	—	29,853
Equity method investment impairment	—	3,233
Share-based compensation	7,856	7,286
Deferred taxes	—	65,358
Landlord allowance amortization	(319)	(312)
Other non-cash adjustments	—	(500)
Changes in operating assets and liabilities:
Receivables, net	523	(1,833)
Income tax receivable	57,992	(109,014)
Inventories	(119,228)	(130,340)
Accounts payable, deferred revenue, and accrued expenses	95,621	183,129
Other assets and liabilities	5,800	(1,993)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	78,284	(251,602)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,095)	(13,550)
NET CASH USED IN INVESTING ACTIVITIES	(18,095)	(13,550)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	73,000	165,000
Repayment of borrowings under the revolving credit facility	(154,050)	—
Proceeds from borrowings under the term loan facility	50,000	—
Repayment of borrowings under the term loan facility	(43,263)	—
Proceeds on financing arrangements	—	2,634
Repayments of financing arrangements	(769)	(1,293)
Costs incurred in connection with debt arrangements	(471)	(382)
Repurchase of common stock for tax withholding obligations	(3,715)	(599)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(79,268)	165,360

NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,079)	(99,792)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,874	207,139
CASH AND CASH EQUIVALENTS, END OF PERIOD	$36,795	$107,347

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, EBITDA, and free cash flow.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income/(loss), adjusted operating income/(loss), adjusted diluted earnings per share, and EBITDA are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share and EBITDA are used as a performance measures in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and EBITDA is also a metric used in our short-term cash incentive compensation plan. Management believes that free cash flow provides useful information regarding liquidity as it shows our operating cash flows less cash reinvested in the business (capital expenditures).

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income/(loss), operating loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended October 30, 2021
(in thousands, except per share amounts)	Operating Income	Income Tax Impact	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$16,254		$13,086	$0.19	69,856
Valuation allowance on deferred taxes (a)	—	(1,485)	(1,485)	(0.02)
Adjusted Non-GAAP Measure	$16,254		$11,601	$0.17
a.Valuation allowance released due to improvement in forecasted 2021 pre-tax results.

	Thirty-Nine Weeks Ended October 30, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(9,526)		$(21,999)	$(0.33)	66,244
Valuation allowance on deferred taxes (a)	—	(490)	(490)	(0.01)
Adjusted Non-GAAP Measure	$(9,526)		$(22,489)	$(0.34)
a.Valuation allowance released due to improvement in forecasted 2021 pre-tax results.

	Thirteen Weeks Ended October 31, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(110,916)			$(90,349)	$(1.39)	64,868
Impairment of property, equipment and lease assets	8,370	(2,215)	(a)	6,155	0.09
Valuation allowance on deferred taxes (b)	—	15,998		15,998	0.25
Tax impact of the CARES Act (c)	—	(7,996)		(7,996)	(0.12)
Adjusted Non-GAAP Measure	$(102,546)			$(76,192)	$(1.17)
a.Items tax affected at the applicable deferred or statutory rate.
b.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
c.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.

	Thirty-Nine Weeks Ended October 31, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(392,489)			$(352,169)	$(5.46)	64,515
Impairment of property, equipment and lease assets	29,853	(7,901)	(a)	21,952	0.34
Equity method investment impairment (b)	—	(642)		2,091	0.03
Valuation allowance on deferred taxes (c)	—	93,317		93,317	1.45
Tax impact of the CARES Act (d)	—	(36,553)		(36,553)	(0.57)
Tax impact of executive departures (e)	—	111		111	—
Adjusted Non-GAAP Measure	$(362,636)			$(271,251)	$(4.20)
a.Items tax affected at the applicable deferred or statutory rate.
b.Impairment before tax was $2.7 million and was recorded in other expense, net.
c.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
d.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.
e.Represents the tax impact related to the expiration of former executive non-qualified stock options.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income/(loss)	$13,086	$(90,349)	$(21,999)	$(352,169)
Interest expense, net	2,879	936	12,246	2,015
Income tax expense/(benefit)	289	(21,503)	227	(45,068)
Depreciation and amortization	15,662	18,316	48,418	55,519
EBITDA (Non-GAAP Measure)	$31,916	$(92,600)	$38,892	$(339,703)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
(in thousands)	November 2, 2019
Net loss	$(3,105)	$(22,742)
Interest income, net	(690)	(2,185)
Income tax benefit	(2,880)	(3,062)
Depreciation and amortization	20,831	63,898
EBITDA (Non-GAAP Measure)	$14,156	$35,909

	Thirty-Nine Weeks Ended
(in thousands)	October 30, 2021	October 31, 2020	November 2, 2019
Net cash provided by (used in) operating activities	$78,284	$(251,602)	$32,834
Less:
Capital expenditures	(18,095)	(13,550)	(20,503)
Free Cash Flow (Non-GAAP Measure)	$60,189	$(265,152)	$12,331

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2021 - Actual			October 30, 2021 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	—	351
Outlet Stores	1	—	207
Express Edit Concept Stores[1]	2	(1)	5
UpWest Stores	1	—	7
TOTAL	4	(1)	570	4.7 million

Fourth Quarter 2021 - Projected			January 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(5)	346
Outlet Stores	—	(4)	203
Express Edit Concept Stores[1]	—	—	5
UpWest Stores	1	(1)	7
TOTAL	1	(10)	561	4.7 million

Full Year 2021 - Projected			January 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(13)	346
Outlet Stores	1	(8)	203
Express Edit Concept Stores[1]	6	(2)	5
UpWest Stores	8	(1)	7
TOTAL	15	(24)	561	4.7 million
1.The initial lease terms for Express Edit Concept stores are typically less than 12 months.